2719-01

Reference

CSR plc

Ordinary Shares of 0.1p each

1st PROOF
8245/119252 SS

THE ATTACHED CERTIFICATE IS VALUABLE.
PLEASE KEEP IT IN A SAFE PLACE.

ORDINARY SHARE CERTIFICATE

CERTIFICATE No.	ACCOUNT No.	TRANSFER No.	DATE	NUMBER OF ORDINARY SHARES

CSR plc

(Incorporated and registered in England and Wales under the Companies Act 1985 (as amended), registered number 4187346)

This is to Certify that the undermentioned is/are the registered holder(s) of the number of fully paid Ordinary Shares of 0.1p each in **CSR plc**, as stated below, subject to the provisions of the Memorandum and Articles of Association of the Company.

NAME(S) OF HOLDER(S)

Given under the Securities Seal of the Company

NUMBER OF ORDINARY SHARES

Orchestra 8245/119252

Note: This certificate should be kept in a safe place. No transfer of the above shares, or any portion of them, will be registered unless this certificate (or an appropriate indemnity) has been deposited at the Offices of Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA. In any correspondence to the Registrar please quote reference no. 2719 or telephone: 0840 600 3953 quoting the same reference.

There is now a range of shareholder information on line. You can check your holding and find practical help on transferring shares or updating your details at www.shareview.co.uk